EXHIBIT 5.1
July 14, 2017

Cantabio Pharmaceuticals Inc.
c/o Ortoli Rosenstadt LLP
501 Madison Avenue
New York, NY 10022
Ladies and Gentlemen:

We have acted as counsel for Cantabio Pharmaceuticals Inc. (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on July 14, 2017, concerning the registration of up to 4,000,000 shares of the Company’s common stock (the “Common Stock”) by a certain stockholder of the Company (the “Selling Stockholder”).

We have examined the Articles of Incorporation, as amended, and the Bylaws of the Company and the record of the Company’s corporate proceedings concerning the registration described above.  In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary to express the opinion set forth in this letter.  In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents.  In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the shares of Common Stock that may be issued to the Selling Stockholder, when issued in accordance with the terms described in the constituent documents and the Articles of Incorporation, as amended, will be validly issued and fully paid and non-assessable.

We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering, including with respect to the issuance of securities offered in the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is given as of the date hereof, and we assume no responsibility for updating this opinion to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of any of the opinions expressed herein.

This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

Very truly yours,

/s/ ORTOLI ROSENSTADT LLP